Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NaPro BioTherapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

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[x] No fee required.

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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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NAPRO BIOTHERAPEUTICS, INC.

6304 Spine Road, Unit A

Boulder, Colorado 80301

___________________________________

Notice of Annual Meeting of Stockholders

to be held on July 16, 2002

___________________________________

To our stockholders:

Notice is hereby given that our Annual Meeting of Stockholders will be held on July 16, 2002, at 9:00 a.m. local time at the Raintree Plaza Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, USA for the following purposes:

1. To elect two Class III directors to serve until the 2005 Annual Meeting of Stockholders;

2. To approve amendments to our 1994 Long-Term Performance Incentive Plan increasing the number of shares of common stock issuable thereunder;

3. To approve amendments to our Amended and Restated Certificate of Incorporation increasing the number of total authorized shares of common stock issuable thereunder and removing the designation of Non-Voting Common Stock therefrom;

4. To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on May 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE ENCOURAGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A postage prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a proxy.

By Order of the Board of Directors

Patricia A. Pilia, Ph.D.
Secretary

Boulder, Colorado

June 17, 2002

NAPRO BIOTHERAPEUTICS, INC.

6304 Spine Road, Unit A

Boulder, Colorado 80301

Proxy Statement

General

The enclosed proxy is solicited by our Board of Directors for use at the Annual Meeting of Stockholders to be held on July 16, 2002, at 9:00 a.m. local time at the Raintree Plaza Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, USA, and at any adjournment or postponement of that meeting, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is being furnished to holders of our voting common stock, $0.0075 par value per share, as of May 20, 2002, the Record Date.

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional soliciting materials sent to stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We have retained the services of MacKenzie Partners to aid in the solicitation of proxies, deliver proxy materials to brokers, nominees, fiduciaries, and other custodians for distribution to beneficial owners of stock and to solicit proxies therefrom. MacKenzie Partners will receive a fee of approximately $5,000 and reimbursement of all reasonable out-of-pocket expenses. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

This Proxy Statement and accompanying proxy will be mailed on or about June 17, 2002 to all stockholders entitled to vote at the meeting.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2001 including audited financial statements is enclosed. This Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

Stockholder Proposals

We intend to hold our 2003 Annual Meeting of Stockholders in June 2003. Proposals by stockholders that are intended to be presented at that meeting must be received by our Secretary at our principal executive office, 6304 Spine Road, Unit A, Boulder, Colorado 80301, not later than February 17, 2003, in order to be included in the proxy statement and proxy relating to the 2003 Annual Meeting. If a stockholder wishes to submit a proposal or director nomination that is not to be included in next year's proxy statement and proxy, the stockholder must do so not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Voting Securities, Revocability of Proxy

Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting. As of the Record Date, there were 29,727,606 shares of our common stock outstanding. Each such share is entitled to one vote, and there are no other classes of voting securities outstanding. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented in person or by proxy at the Annual Meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors are elected by a majority of the votes cast at the Annual Meeting. Proposal 2 to amend our 1994 Long-Term Performance Incentive Plan (the "1994 Plan"), and Proposal 4 to ratify the selection of Ernst & Young LLP as our independent auditor require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Proposal 3 to amend our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of our common stock outstanding on the Record Date. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as negative votes. Broker non-votes will not be counted towards the vote total for any proposal except Proposal 3. For Proposal 3, broker non-votes will have the same effect as negative votes.

Any stockholder giving a proxy has the power to revoke it any time before it is exercised. Proxies may be revoked by filing with our Secretary at our principal executive office, 6304 Spine Road, Unit A, Boulder, Colorado, 80301, a written notice of revocation, or a duly executed proxy bearing a later date. Proxies may also be revoked by attendance at the Annual Meeting and an election to vote in person.

Security Ownership of Certain Beneficial Owners and Management

The following table reports certain information as of May 30, 2002 regarding ownership of our common stock by: (1) persons believed by us to be the beneficial owners of more than five percent of our outstanding common stock; (2) by each director and nominee for director and by the executive officers named in the Summary Compensation Table below; and (3) by all executive officers and directors as a group. Except where otherwise indicated, the address for each of the persons listed in the table is: NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, CO 80301.
Name of Director, Officer, or Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Class
Leonard Shaykin	1,182,853 (2)	3.91%
Sterling Ainsworth	1,423,034 (3)	4.72%
Patricia Pilia	565,425 (4)	1.88%
Gordon Link	316,626 (5)	1.06%
Kai Larson	49,413 (6)	*
Edward Erickson	30,000 (7)	*
Arthur Hayes, Jr.	80,000 (8)	*
Marc Ostro	67,500 (9)	*
Richard Perle	70,000(10)	*
Robert Pollack	45,500(11)	*
All Directors and Executive Officers as a Group (10 persons)	4,405,581(12)	14.66%
State of Wisconsin Investment Board P.O. Box 7842 Madison, Wisconsin 53707	3,772,000(13)	12.70%
Abbott Laboratories 100 Abbott Park Road Abbott Park, IL 60064	2,000,000(14)	6.73%

* Less than 1%

(1) Percentage of beneficial ownership is based on 29,697,213 shares of common stock outstanding as of May 30, 2002, as adjusted as required by the rules promulgated by the United States Securities and Exchange Commission (the "SEC"). Beneficial ownership is determined in accordance with the rules of the SEC and generally include voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exerciseable or exerciseable within 60 days of May 30, 2002, are deemed outstanding for computing the percentage of the person or entity holding such securities, but not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, we believe that each of the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Includes 564,515 shares of common stock issuable upon exercise of options granted to Mr. Shaykin under the 1994 Plan and 33,721 shares of common stock beneficially owned through our 401(k) and Employee Stock Ownership ("ESOP") plans as of 12/31/01.

(3) Includes 472,016 shares of common stock issuable upon exercise of 1994 Plan options; 31,803 shares of common stock beneficially owned through our 401(k) and ESOP plans as of 12/31/01; and 42,550 shares of common stock gifted by Dr. Ainsworth to relatives and certain other persons, which Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares.

(4) Includes 314,349 shares of common stock issuable upon exercise of 1994 Plan options; 33,570 shares of common stock beneficially owned through our 401(k) and ESOP plans as of 12/31/01; and 10,800 shares of common stock gifted by Dr. Pilia to relatives and certain other persons which Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares.

(5) Includes 237,176 shares of common stock issuable upon the exercise of options granted to Mr. Link under the 1994 Plan and 33,818 shares of common stock beneficially owned through our 401(k) and ESOP plans as of 12/31/01.

(6) Includes 20,508 shares of common stock issuable upon the exercise of options granted to Mr. Larson under the 1994 and 28,905 shares of common stock beneficially owned by Mr. Larson through our 401(k) and ESOP plans as of 12/31/01.

(7) Includes 30,000 shares of common stock issuable upon exercise of options granted to Mr. Erickson under the 1994 Plan.

(8) Includes 80,000 shares of common stock issuable upon exercise of options granted to Dr. Hayes under the 1994 Plan.

(9) Includes 67,500 shares of common stock issuable upon exercise of options granted to Dr. Ostro under the 1994 Plan.

(10) Includes 70,000 shares of common stock issuable upon exercise of options granted to Mr. Perle under the 1994 Plan.

(11) Includes 45,500 shares of common stock issuable upon exercise of options granted to Dr. Pollack under the 1994 Plan.

(12) Includes an aggregate of 2,268,542 shares of common stock issuable upon exercise of outstanding stock options held by such persons.

(13) Information in the table as to beneficial ownership of common stock by the State of Wisconsin Investment Board is based on filings on Schedule 13G made by the State of Wisconsin Investment Board.

(14) Information in the table as to beneficial ownership of common stock by Abbott Laboratories is based upon filings on Schedule 13D made by Abbott Laboratories.

Proposal 1: Election of Directors

Our Amended and Restated Certificate of Incorporation and bylaws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

Our Board of Directors currently consists of eight members: Sterling Ainsworth, Ph.D. (Vice Chairman); Edward Erickson; Arthur Hayes, Jr., M.D.; Marc Ostro, Ph.D.; The Honorable Richard Perle; Patricia Pilia, Ph.D.; Robert Pollack, Ph.D.; and Leonard Shaykin (Chairman). Drs. Ainsworth and Ostro are Class III directors with terms of office expiring at the 2002 Annual Meeting. Mr. Shaykin and Drs. Hayes and Pollack are Class I directors with terms of office expiring at the 2003 Annual Meeting. Dr. Pilia and Messrs. Erickson and Perle are Class II directors with terms of office expiring at the 2004 Annual Meeting.

Two Class III directors will be elected at the 2002 Annual Meeting for a term expiring at the 2005 Annual Meeting. Dr. Sterling Ainsworth and Dr. Marc Ostro have been nominated for these board seats. Each of the nominees has agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees. If a nominee should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of a substitute nominee as the current Board of Directors may propose. Directors are elected by a majority of the votes cast at the Annual Meeting. Abstentions will be counted toward the vote total, and will have the same effect as negative votes.  Broker non-votes will not be taken into account in determining the election of directors.

Nominees for Election for a Three Year Term Expiring at the 2005 Annual Meeting

Sterling K. Ainsworth, Ph.D., 62, a co-founder, has served as an executive officer and director since our inception in 1991. He served as our Chief Executive Officer from November 1991 to August 1999, and has served as our President since October 1992 and our Vice Chairman of the Board and Chief Scientific Officer since August 1999. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. (a predecessor of ours) and served as its Chairman and President until our inception. From 1972 to 1990, Dr. Ainsworth held various levels of professorships of Pathology with tenure in the College of Medicine and Dental Medicine and Graduate Studies at the Medical University of South Carolina ("MUSC"), where he established, developed and directed MUSC's Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor's degree from the University of Mississippi. He received a Master's degree in Medical Microbiology and a Doctoral degree in Medical Science from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School.

Marc J. Ostro, Ph.D., 52, has served as a director since 2000. He has been a partner in TL Ventures, a Pennsylvania-based venture capital firm since January 2002. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and GroupLeader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). From June 1997 to November 1997, Dr. Ostro was a Senior Vice President at Ross Financial Group engaged in portfolio management. From May 1994 to June 1997, he was Managing Director and Senior Biotechnology Analyst at UBS Securities. Prior thereto, he was a Senior Vice President and Senior Biotechnology Analyst at Mabon Securities. In July 1981, he co-founded the Liposome Company (Princeton) and held various positions in that company including President, Vice Chairman, and Chief Scientific Officer until May 1993. Dr. Ostro received a B.A. in biology from Lehigh University, a Ph.D. in biochemistry from Syracuse University, and was a postdoctoral fellow and assistant professor at the University of Illinois Medical School.

Management and the Board of Directors recommend a vote FOR each nominee.

Directors Continuing in Office until the 2003 Annual Meeting

Leonard P. Shaykin, 58, has served as our Chairman of the Board since June 1993, and our Chairman and Chief Executive Officer since August 1999. In 1995, Mr. Shaykin founded Shaykin & Co., LLC, a private investment and management company. Prior to founding Shaykin & Co., Mr. Shaykin was a managing partner of Adler & Shaykin, an investment partnership organized to sponsor management leveraged buyouts. Prior to that, Mr. Shaykin was Vice President, Director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. He is currently a Director of The Jerusalem Post, a subsidiary of Hollinger International, a Board Member of the Friends of Sheba Medical Center-Tel Hashomer, Israel, and a trustee of the Jackson Laboratories, a not-for-profit genetic research institute. Mr. Shaykin received a B.A. and an M.A. from the University of Chicago, and an M.B.A. from the University of Chicago Graduate School of Business.

Arthur H. Hayes, Jr., M.D., 66, has served as a director since 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company, and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as the Commissioner of the United States Food and Drug Administration. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of their board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979, and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Genetics, Inc. (a genomic research and pharmaceutical company), Celgene Corporation (a pharmaceutical company), and Premier Research Worldwide. Dr. Hayes received his M.D. from Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received an M.S. in philosophy, politics and economics from Oxford University, where he was a Rhodes Scholar, and an B.A. in philosophy from Santa Clara University.

Robert E. Pollack, Ph.D., 60, has served as a director since 2000. He is currently Professor of Biological Sciences, Lecturer in Psychiatry at the Center for Psychoanalytic Training and Research, and Director of the Center for the Study of Science and Religion, at Columbia University. He has been a Professor of Biological Sciences at Columbia since 1978, and was Dean of Columbia College from 1982-1989. He received the Alexander Hamilton Medal from Columbia University, and has held a Guggenheim Fellowship. He currently serves on Advisory Boards of the John Templeton Foundation, California Newsreels, The Fred Friendly Seminars, the Program in Religion and Ecology of the Center for the Study of World Religions at Harvard University, and as a Senior Consultant for the Director, Program of Dialogue on Science, Ethics, and Religion, American Association for the Advancement of Science. He is also currently a director and Chair of the Scientific Advisory Board of Nutrition 21, Inc., a company focusing on the development and marketing of proprietary nutritional products. Dr. Pollack graduated from Columbia University with a B.A. in physics, and received a Ph.D. in biology from Brandeis University.

Directors Continuing in Office until the 2004 Annual Meeting

Patricia A. Pilia, Ph.D., 53, a co-founder, has served as a director since our inception. She has served as our Secretary since November 1991, our Vice President of BioResearch and Toxicology since March 1993, and our Executive Vice President since October 1998. Additionally, in 2002, she was appointed Acting Head, Research and Development. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. (a predecessor of ours) and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at MUSC. Dr. Pilia served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1984 she has been a consultant on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a B.S. from Boston University, and an M.S. in immunology/microbiology and a Ph.D. in pathology from MUSC.

Edward L. Erickson, 55, has served as a director since 2000. He is currently Chairman of the Board, President and Chief Executive Officer of Immunicon Corporation, a venture capital backed medical products company with technology for use in diagnostics, life science research, and therapeutic applications. He was appointed Chairman of Immunicon in April 1998 and Chief Executive Officer in September 1998. From 1993 to 1998, Mr. Erickson was President, Chief Executive Officer and a director of DepoTech Corporation, a biopharmaceutical company in the drug delivery field. Additionally, from 1995 to 1998 he served as a director of MegaBios Corporation, a gene therapy company. From 1991 to 1993, he was President, Chief Executive Officer, and a director of Cholestech Corporation, a diagnostic products company in point-of-care cholesterol testing and screening. Mr. Erickson holds B.S. and M.S. degrees in mathematics from the Illinois Institute of Technology and an M.B.A. with high distinction from Harvard University.

Richard N. Perle, 60, has served as a director since 2000. He is a fellow at the American Enterprise Institute. Additionally, Mr. Perle is a director of Hollinger International, Inc., a company that publishes English language newspapers in the United States, the United Kingdom, Canada, and Israel. Mr. Perle is also a director of Autonomy, PLC, a company engaged in the development of various software applications, as well as a director of Morgan Crucible, PLC, a company specializing in the design, development, manufacture, and marketing of engineered products for use in various industries. Mr. Perle is also Chairman of the United States Defense Policy Board. From 1981 to 1987, Mr. Perle was the United States Assistant Secretary of Defense for International Security Policy at the United States Department of Defense. Mr. Perle attended the London School of Economics with Honors Examinations, received a B.A. in international relations from the University of Southern California, an M.A. in politics from Princeton University, and completed various fellowships at Princeton University, the Ford Foundation, and the American Council of Learned Societies.

Other Executive Officers

NaPro has the following executive officers in addition to those who serve as directors:

Gordon H. Link, Jr., 48, a certified public accountant and a certified management accountant, joined us as Vice President and Chief Financial Officer in September 1993. Prior to that, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and Treasurer of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 until April 1993, Mr. Link was Treasurer of Synergen Development Corporation. From October 1983 through May 1990, Mr. Link practiced as a certified public accountant, most recently in the position of Audit Manager with Deloitte & Touche. He received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute and in accounting from Metropolitan State College.

David L. Denny, 50, has served as our Vice President, Operations since September 1995, except for a nine month period during 1997 when he served as Vice President, Quality Assurance. From 1991 to 1993, Mr. Denny served as Vice-President of Operations for Somatogen, Inc. Prior thereto, Mr. Denny served in manufacturing and quality assurance capacities with Miles Pharmaceutical, Abbott Laboratories and Kabi-Pharmacia. He received a B.S. and M.S. in biological sciences from Tennessee Technological University.

James D. McChesney, Ph.D., 62, joined us as Vice-President of Natural Products Chemistry in January 1996. From 1987 until June 1995, he served as Director of the Research Institute of Pharmaceutical Sciences at the University of Mississippi, specializing in natural product pharmaceutical research and development. In July 1993, Dr. McChesney was named Frederick A.P. Barnard Distinguished Professor of Pharmacognosy at the University of Mississippi. Dr. McChesney joined the School of Pharmacy at the University of Mississippi in 1978 as Professor and Chair of the Department of Pharmacognosy. After graduating with honors from Iowa State University with a B.S. in chemical technology, he earned an M.A. in botany and a Ph.D. in natural products chemistry at Indiana University. He has been a Fulbright Lecturer in Brazil and a Visiting Professor at several South American universities.

Kai P. Larson, Esq., 38, served as our Director of Legal Affairs from 1994 to December 1999, when his position was changed to Vice President and General Counsel. Prior to joining us, he worked as an attorney in the New York office of Kirkland & Ellis. Mr. Larson received a B.A. from Brigham Young University and a J.D. from Columbia University School of Law.

Steve J. Bannister, Ph.D., 50, has served as our Vice President of Drug Development since September 2000, and served as our Senior Director of Product and Analytical Development from September 1998 to September 2000. Prior to joining us, he served as Director of Preformulation Development at Baker Norton Pharmaceuticals, IVAX Corporation from 1995 to September 1998. Dr. Bannister received a B.S. in pharmacy from the University of Georgia and a Ph.D. in pharmaceutical chemistry from the University of Kansas.

Brenda Fielding, 47, has served as our Vice President, Regulatory Affairs since June 2001, and served as our Senior Director of Regulatory Affairs from March 2000 to June 2001. Prior to joining us, she served as Director of Regulatory Affairs at Gilead Sciences, Inc. from 1996 to 2000. Ms. Fielding received a B.S.c. in biology from London University, England.

Brian McCudden, 42, has served as our Vice President, Manufacturing since January 2002. Prior to joining us, from 1997 to December 2001, he served as Director, Manufacturing at Roche Colorado Corporation, a subsidiary of F. Hoffman-La Roche Ltd. Previously, he held the position of Director, Large Scale Manufacturing with Roche Colorado Corporation from 1995 to 1997. Mr. McCudden received a B.S. in chemical engineering, Cum Laude, from the University of Delaware and an M.B.A from Loyola College (Baltimore).

Hope Liebke, Ph.D., Esq., 56, has served as Vice President, General Counsel, NaPro Genomics and Vice President, Business Development, NaPro Genomics since April 2002. Prior to joining us, from 1998 to 2002, she served as Of Counsel at the law firm of Fish and Neave. Previously, she held the position of Associate Attorney at the law firm of Pennie and Edwards, LLP from 1989 to 1998. Dr. Liebke received a B.S. in biology from Newcomb College of Tulane University and received a Ph.D. in molecular and cellular biology from the University of Southern California. She performed research in the fields of biochemsitry, genetics, physiology, nucleic acid sequencing, and molecular biology at the University of Connecticut, Farmington and Storrs campuses and at Yale University, and received a J.D. from the University of Connecticut.

Board Meetings and Committees

The Board of Directors held four meetings during 2001, including both regularly scheduled and special meetings. The Board of Directors has established an Audit Committee, a Compensation Committee, a Strategic Planning Committee, and a Research and Development Committee.

The Audit Committee, which currently consists of Dr. Marc Ostro (Chairman), Mr. Edward Erickson, and Mr. Richard Perle meets periodically with representatives of our independent auditors and our management to obtain an assessment of our financial condition and results of operations, the results and scope of the annual audit and other services provided by our independent auditors, and reports to the full Board of Directors with respect thereto. The Audit Committee met two times during 2001 and reviewed our Forms 10-K and 10-Q's prior to filing with the SEC. All members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written charter, a copy of which was included in our 2001 Proxy Statement, as filed with the SEC.

The Compensation Committee, which currently consists of Mr. Perle (Chairman), Mr. Erickson, and Dr. Robert Pollack meets periodically to review and recommend to the full Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering our stock option plans. The Compensation Committee met four times during 2001.

The Strategic Planning Committee is charged with reviewing our strategic plans in connection with potential licensing partners, product development and marketing, regulatory approvals, and other matters. The Strategic Planning Committee did not meet in 2001. The Strategic Planning Committee currently consists of Mr. Leonard Shaykin, Dr. Sterling Ainsworth, Mr. Erickson, and Dr. Ostro.

The Research and Development Committee is charged with reviewing our research and development activities and making recommendations to the full Board of Directors on such matters. The Research and Development Committee did not meet in 2001. The Research and Development Committee currently consists of Dr. Pollack (Chairman) and Dr. Ostro.

Each director attended more than 75% of the aggregate number of Board and applicable Committee meetings in 2001.

Executive Compensation

The following table shows for the years ended December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2001 (the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)(1)	Securities Underlying Options(#)	All Other Compensation(2)
Leonard Shaykin Chairman of the Board, Chief Executive Officer	2001 2000 1999	239,331 221,397 189,699	200,000 214,977 81,977	0 0 74,592	375,000 120,000 200,000	$33,188 $28,349 $28,534
Sterling Ainsworth Vice Chairman of the Board, President, Chief Scientific Officer	2001 2000 1999	259,423 243,654 208,788	100,000 203,453 103,453	0 0 74,592	150,000 100,000 200,000	$33,188 $28,349 $28,534
Patricia Pilia Executive Vice President, Secretary	2001 2000 1999	199,577 187,962 161,065	125,000 156,114 56,114	0 0 55,945	200,000 100,000 125,000	$33,188 $26,641 $28,534
Gordon Link Vice President, Chief Financial Officer	2001 2000 1999	179,615 169,231 149,135	125,000 105,934 38,934	0 0 55,945	250,000 80,000 100,000	$33,188 $28,349 $28,534
Kai Larson Vice President, General Counsel	2001 2000 1999	159,615 149,215 130,566	125,000 84,758 17,758	0 0 29,837	200,000 80,000 50,000	$33,188 $28,349 $20,000

(1) The total number of shares of restricted stock awarded to the Named Executive Officers in 1999 was 172,001. These shares vested at a rate of half on the grant date of 7/23/99 and the remaining half vested daily until all were fully vested on 7/23/00.

(2) Represents our 401(k) plan and ESOP contributions of common stock (valued at fair market value as of the date of contribution) for each of the Named Executive Officers.

The following table reports each grant of options to purchase common stock made during the year ended December 31, 2001 to the Named Executive Officers:

Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Year(2)	Exercise or Base Price Per Share ($/sh)	Expiration Date(3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms ($)(4)
					5%	10%
Leonard P. Shaykin	187,500 187,500	9.99% 9.99%	$6.61 $9.55	4/16/2011 6/21/2011	779,436 1,126,114	1,975,245 2,853,795
Sterling K. Ainsworth	75,000 75,000	4.00% 4.00%	$6.61 $9.55	4/16/2011 6/21/2011	311,775 450,446	790,098 1,141,518
Patricia A. Pilia	100,000 100,000	5.33% 5.33%	$6.61 $9.55	4/16/2011 6/21/2011	415,699 600,594	1,053,464 1,522,024
Gordon H. Link	125,000 125,000	6.66% 6.66%	$6.61 $9.55	4/16/2011 6/21/2011	519,624 750,743	1,316,830 1,902,530
Kai P. Larson	100,000 100,000	5.33% 5.33%	$6.61 $9.55	4/16/2011 6/21/2011	415,699 600,594	1,053,464 1,522,024

(1) Each of the options listed on this table was granted under our 1994 Long Term Performance Incentive Plan (the "1994 Plan"). The options granted become exercisable in percentages according to the closing price of our common stock on the Nasdaq National Market. The options that expire on April 16, 2011 have the following terms: Vesting shall be determined by a comparison of the closing price of our common stock on April 16, 2001 ($6.61) (the "Base Price") compared with a rolling 20 day average of the closing price of our common stock over the period from April 16, 2001 to April 16, 2006 (the "Target Price"). When the Target Price exceeds the Base Price by 30%, then 16.67% of the shares allocated to each individual shall vest. When the Target Price exceeds the Base Price by 60%, then an additional 16.67% of the shares allocated to each individual shall vest. Similarly, an additional 16.67% of the shares shall vest when the Target Price exceeds the Base Price by 90%, 120%, 150%, and 200%. All such shares shall be fully vested, regardless of our common stock price, on April 16, 2006. The options that expire on June 21, 2011 have the following terms: Vesting shall be determined by a comparison of the closing price of our common stock on June 21, 2001 ($9.55) (the "Base Price") compared with a rolling 20 day average of the closing price of our common stock over the period from June 21, 2001 to April 16, 2006 (the "Target Price"). When the Target Price exceeds the Base Price by 30%, then 16.67% of the shares allocated to each individual shall vest. When the Target Price exceeds the Base Price by 60%, then an additional 16.67% of the shares allocated to each individual shall vest. Similarly, an additional 16.67% of the shares shall vest when the Target Price exceeds the Base Price by 90%, 120%, 150%, and 200%. All such shares shall be fully vested, regardless of our closing stock price, on June 21, 2006.

(2) Based on the aggregate of 1,876,050 options granted to our employees, including the Named Executive Officers, in 2001, and consisting of options granted under the 1994 Plan and options granted under the 1998 Stock Incentive Plan.

(3) Options granted under the 1994 Plan have a ten-year term and are subject to earlier termination upon death, disability or termination of employment.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our future stock price performance. In addition, the potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

The following table reports information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 31, 2001. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 31, 2001:

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year End(#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Year End($)(2) Exercisable/Unexercisable
Leonard P. Shaykin	0	0	502,500 / 472,500	4,263,771 / 1,999,812
Sterling K. Ainsworth	0	0	424,001 / 258,000	3,718,622 / 1,256,258
Patricia A. Pilia	0	0	285,334 / 275,667	2,388,551 / 1,148,179
Gordon H. Link	10,000	75,334	197,502 / 345,832	1,596,045 / 1,612,256
Kai P. Larson	162,818	1,300,751	0 / 274,166	0 / 1,206,488

(1) Calculated on the basis of the closing price per share of our common stock on the date of exercise on the Nasdaq National Market, minus the exercise price.

(2) Represents the difference between the option exercise price and the closing price of the common stock as reported by the Nasdaq National Market on December 31, 2001 ($11.40), multiplied by the corresponding number of underlying shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reports information as to each of our equity compensation plans, including plans approved by our stockholders and plans not approved by our stockholders, concerning the number of options outstanding at the end of the last fiscal year, the weighted average exercise price of outstanding options and similar instruments, and the number of securities remaining available for future issuance shares under each type of plan in effect as of December 31, 2001:

Type of Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($/sh)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation(#)
Equity Compensation Plans Approved by Stockholder	4,117,426	$5.14	525,459
Equity Compensation Plans Not Approved by Stockholders	872,611	$5.49	428,813

Compensation of Directors

Pursuant to the 1994 Plan, each year non-employee directors are automatically granted, on the date of our annual meeting of stockholders, non-qualified options to purchase 10,000 shares of common stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders automatically receives non-qualified options to purchase 10,000 shares of common stock upon such appointment or election. The 1994 Plan also provides for automatic annual grants of non-qualified stock options to purchase 10,000 shares of common stock to directors who serve as chair of the Audit, Compensation, Strategic Planning, and Research and Development committees of the Board of Directors. The 1994 Plan also provides for an automatic grant of non-qualified stock options to purchase 7,500 shares of common stock to members of the Research and Development Committee (the "RDC") upon their initial appointment to the committee, and an automatic grant of non-qualified stock options to purchase 3,000 shares of common stock to a RDC member who continues service on the RDC after an annual meeting of stockholders. In addition, the 1994 Plan permits the discretionary grant by the Board of Directors of non-qualified options to non-employee directors under certain circumstances. All such options are exercisable at an exercise price equal to the fair market value of the common stock on the date of grant and are subject to certain vesting schedules.

Directors are paid $3,000 for each meeting attended in person and $500 for each meeting attended by telephone. In addition, directors serving on committees of the Board of Directors are paid for attendance at each committee meeting as follows: $1,000 for the committee chairperson attending in person and $500 for non-chair committee members attending in person or any committee members attending by telephone. The RDC chairman receives $16,000 per year for service as chairman of the RDC. RDC members receive $2,500 for attendance at RDC meetings which are not held concurrently with regularly scheduled Board of Directors meetings. Directors are reimbursed for their costs incurred in attending Board of Directors meetings.

Employment Agreements and Termination of Employment Agreements

Effective October 1, 2001, we entered into employment agreements (collectively, the "Senior Executive Employment Agreements"), with Leonard Shaykin, Dr. Sterling Ainsworth, and Dr. Patricia Pilia (collectively, the "Senior Executives") In addition, effective October 1, 2001, we entered into employment agreements (collectively, the "Employment Agreements") with Gordon Link and Kai Larson (collectively, the "Executive Officers"). The Senior Executive Employment Agreements and the Employment Agreements are referred to together as the "Executive Agreements," and the Senior Executives and the Executive Officers are referred to collectively as the "Executives."

Each of the Senior Executive Employment Agreements provide for an initial three-year employment term that expires on October 1, 2004 and is automatically renewed on each anniversary of the date of the agreement for a new one-year term unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any additional one-year term. No such notice of termination has been given by or to any of the Senior Executives. The Employment Agreements provide for initial two-year employment terms that expire on October 1, 2003 and are automatically renewed at the end of the initial term for additional one-year terms unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any additional one-year term. No such notice of termination has been given by or to any of the Executive Officers.

The Senior Executive Employment Agreements provide for initial annual base salaries for Mr. Shaykin and Drs. Ainsworth and Pilia of $270,000, $260,000 and $210,000 respectively. Under the Senior Executive Employment Agreements, in the event of a change of control, the Senior Executives are to be granted a payment equal to the greater of 100% of their prior year's bonus or 75% of their base annual salary and a payment equal to a percentage of the Senior Executive's base annual salary (300% for Mr. Shaykin, 200% for Dr. Pilia, and 150% for Dr. Ainsworth). Mr. Shaykin is a part-time employee, and is not required under his Amended Senior Executive Employment Agreement to spend more than 32 hours in any week or 128 hours per month on our affairs. However, since 1999, when Mr. Shaykin became our Chief Executive Officer, he has spent a majority of his business time on our affairs.

The Employment Agreements provide for initial annual base salaries for Mr. Link and Mr. Larson of $210,000 and $180,000 respectively. Under the Employment Agreements, in the event of a change of control, the Executive Officers are to be granted a payment equal to the greater of 100% of their prior year's bonus or 75% of their base annual salary and a payment equal to 200% of the Executive Officer's base annual salary.

Under the Employment Agreements and Senior Executive Employment Agreements, Executives may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executives, based on the Executive's and the Company's performance during each year of the employment period.

Each Executive Agreement provides for certain benefits if, prior to the end of the initial term or any additional one-year term, an Executive's employment is terminated by us other than for Cause (as defined in the Executive Agreements) or by the Senior Executive for Good Reason (as defined in the Executive Agreements). In general, each Executive would be entitled to receive, subject to certain limitations, (i) a continuance of their respective salary and bonus, if any, through the end of the initial term or the then current term, (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination, (iii) full vesting for all outstanding Company stock options owned by the Executive, which become immediately fully exerciseable, and (iv) a bonus payment in an amount determined by whether or not a change of control of the company is occurring at the time of the termination of the Executive's employment. If a change in control occurs, the Executive is entitled to receive a payment equal to a percentage of the individual Executive's base salary, according to the terms set forth above for each named individual. If a change in control does not occur, the Executive is entitled to receive a payment equal to 100% of his or her base salary for the preceding 12 months. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to us rights to intellectual property developed by the Executives that relate to our business or developed in the course of employment with us, and (iii) prohibiting competition with us under certain circumstances during and for five years after the Executive's employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and certain of our officers, and persons holding more than ten percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of forms so filed. Based solely upon a review of copies of such forms filed with us during the last fiscal year, Brian McCudden was late in filing one Form 3 in which he reported one transaction, Drs. Sterling Ainsworth and Patricia Pilia were each late in filing one Form 4 in which they reported one transaction each, and Richard Perle was late in filing one Form 5 in which he reported one transaction. No other officers or directors were late in filing any reports on Forms 3, 4 and 5 during the last fiscal year.

Certain Relationships and Related Transactions

Dr. Hayes provides us certain consulting services to us. We are parties with MediScience Associates to a consulting agreement (the "MediScience Agreement") whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, provides us with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. We make quarterly payments to MediScience under the MediScience Agreement in the amount of $12,500 for such services. Dr. Hayes is obligated to provide consulting services to us under the MediScience Agreement indefinitely, but the MediScience Agreement is terminable by us or by MediScience at any time with 90 days prior written notice.

In February 2002, we entered into a Securities Purchase Agreement with TL Ventures V, L.P. and one of its affiliated funds (collectively, the "TL Venture Funds") pursuant to which we sold an aggregate of $8 million of our common stock at $9.00 per share and an aggregate of $8 million principal amount of our 4% Convertible Subordinated Debentures due February 12, 2007. Dr. Ostro, one of our directors, is a managing director of an affiliate of the investment manager of the TL Venture Funds, and a voting limited partner in the TL Venture Funds. No placement agent was involved in the transaction, and our net proceeds were approximately $15,725,000. The debentures sold in the transaction are convertible into shares of our common stock from time to time at the option of the holders thereof at $15.00 per share. In addition, we may issue shares of common stock in lieu of cash, from time to time and at our option, as interest on the debentures. We may pay the debentures at maturity in cash or common stock at our option. The debentures will automatically convert into common stock during the first two years if the average price of the common stock for 15 trading days is $22.00 per share, and during the last three years if the average trading price for 30 trading days is $16.00 per share. If we have insufficient funds to repay the debentures in full at maturity or upon acceleration, the holders of the debentures may elect to convert the outstanding principal balance and any unpaid accrued interest on the debentures into shares of common stock at a conversion price equal to the then current twenty-day average trading price of the common stock. We have filed a registration statement on Form S-3 with the SEC to register the resale of the shares of common stock issued to the TL Venture Funds in the transaction, as well as the shares of common stock issuable upon conversion of the debentures and issuable in lieu of cash as interest on the debentures.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2001, our compensation committee consisted of Mr. Edward Erickson, the Honorable Richard Perle (Chairman), and Dr. Robert Pollack. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the Board of Directors or compensation committee.

Compensation Committee Report on Executive Compensation.

The report of the Compensation Committee of the Board of Directors (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Goals. The Committee implements our executive compensation policies. We are committed to executive compensation policies that promote and support our goals and that inspire executives to make a significant contribution to our financial success. Our overall compensation philosophy for executive officers has the following objectives: (1) the attraction and retention of qualified personnel whose participation is important to our short-term and long-term success; and (2) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making.

We have established our executive compensation policies using the above objectives as our foundation. The Committee's current practice is to review the compensation of each of the corporate officers. The Committee also administers all annual bonuses and equity based incentive compensation including grants of stock options and restricted stock. The following describes the three primary components of our current executive compensation program.

Base Salary. For 2001, the base salary compensation of our Chief Executive Officer, Mr. Shaykin, and certain other senior executives, was determined by the Committee after reviewing independent surveys and other publicly available information on market competitive total direct compensation for certain senior executive officers based on specific industries and revenue sizes. The Compensation Committee believes that the current base salaries of our executive officers are appropriate.

Annual Bonus. In 2001, a bonus in the form of cash was paid to each executive officer. The bonuses for the Named Executive Officers were as follows: Leonard Shaykin was paid a bonus in the amount of $200,000; Sterling Ainsworth was paid a bonus in the amount of $100,000; Patricia Pilia was paid a bonus in the amount of $125,000; Gordon Link was paid a bonus in the amount of $125,000; and Kai Larson was paid a bonus in the amount of $125,000.

Equity-based Incentives. We consider equity-based incentives to be an integral part of executive compensation. We believe that the grant of restricted stock awards, stock options and other awards pursuant to the 1994 Long-Term Performance Incentive Plan and the 1998 Stock Incentive Plan has been, and will continue to be, an effective method for the creation of a mutual interest between our employees and our stockholders. During 2001, stock options were granted to nine executive officers. These grants were recommended to the Committee by the Chairman of the Board and the President. Factors considered in granting stock options include recommendations made to the Committee by the Chairman of the Board and the President as well as the Committee's own subjective evaluation of the individual executive's performance and our performance taking into account the goal and overall compensation philosophy stated above. The recommendations of such grants to the Committee and the Committee's approval of such recommendations were also based upon independent surveys and other publicly available information for senior executive officers based on specific industries and revenue sizes.

For 2001, the total compensation (including bonuses and equity-based incentives) of our Chief Executive Officer, Mr. Shaykin, and other senior executives, was assessed according to our goals and policies. Factors taken into account included our progress towards the filing and approval of an Abbreviated New Drug Application with the United States Food and Drug Administration and other steps we have taken to support the manufacture, registration, and marketing of our primary product, paclitaxel, in the United States and Europe.

Compensation Committee

Richard Perle, Chair

Edward Erickson

Robert Pollack

June 17, 2002

Report of the Audit Committee of the Board of Directors

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that NaPro specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors reviews NaPro's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee consists of not less than three directors, all of whom meet the independence and other requirements of the Audit Committee Policy of the NASD. The Board of Directors has adopted a written charter for the Committee.

The Committee has reviewed and discussed with management and NaPro's independent auditor, Ernst & Young LLP, the audited 2001 financial statements and the interim financial results. In addition to its reviews, the Committee met three times in 2001 with the independent auditor. The meetings were designed to facilitate and encourage private communication between the Committee, management and the independent auditor. The meetings included discussion and further review of the financial statements, the interim financial results and the matters required to be discussed by Statement of Auditing Standards No. 61. The independent auditor also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee has discussed with the independent auditor, the auditor's independence from NaPro. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on its reviews and discussions described above, the Committee recommended to the Board of Directors that the audited 2001 financial statements be included in NaPro's Annual Report on Form 10-K for the last fiscal year, as filed with the SEC.

The Audit Committee

Marc J. Ostro, Chair

Edward L. Erickson

Richard N. Perle

June 17, 2002

Stock Price Performance Graph

The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares the cumulative return of our common stock against the Total Return Index for the Nasdaq Market (U.S.) and a peer group which is comprised of the companies listed on the Nasdaq Pharmaceutical Stock Index. The cumulative return presented is based upon an initial investment of $100 over the period December 31, 1996 through December 31, 2001. The stock price performance on the graph is not necessarily an indicator of future price performance. The cumulative return of our common stock is based upon its initial public offering price of $5.00 and the last reported sale price of our common stock as reported on the Nasdaq National Market System on December 31, 2001, the last trading day of 2001 ($11.40). The indices assume the reinvestment of all dividends.

Total Cumulative Shareholder Return
Legend
NaPro
Nasdaq Market
Peer Group
$350
$300
$250
$200
$150
$100
$50
$0
12/31/96
12/31/97
12/31/98
12/31/99
12/29/00
12/31/01

	December 31, 1996	December 31, 1997	December 31, 1998	December 31, 1999	December 29, 2000	December 31, 2001
NaPro (NPRO)	$100	$23.52	$13.26	$27.09	$79.77	$107.24
NASDAQ Market (U.S.)	$100	$122.48	$172.70	$320.88	$193	$153.13
Peer Group (NASDAQ Pharmaceutical Index)	$100	$103.05	$130.81	$246.64	$307.65	$262.19

Proposal 2: Amendments to the 1994 Long-Term Performance Incentive Plan

Description of Proposed Amendments

Contingent upon approval by the stockholders, the Board of Directors has adopted amendments to the 1994 Plan which shall increase the maximum number of shares of common stock issuable as awards under the 1994 Plan from 5,200,000 to 6,600,000.

Reasons for Proposed Amendments

As of April 30, 2002, stock options have been granted under the 1994 Plan to purchase a total of 4,098,676 shares. With grants made during 2001, there are 531,254 shares left for issuance under the 1994 Plan. The Board believes that it is in our best interest to increase the number of shares available for awards under the 1994 Plan in order to allow us to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the 1994 Plan. Failure to attract and retain new employees or to compensate existing employees could create a situation in which we are unable to attract and retain sufficiently competent, skilled personnel, and could have a material adverse effect on our business.

1994 Long-Term Performance Incentive Plan

In May 1994, our Board of Directors adopted the 1994 Plan which was subsequently approved by our stockholders prior to our initial public offering in August 1994 and was amended with the approval of stockholders in 2001. The 1994 Plan, as amended, provides for granting to employees and other key individuals who perform services for us ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the 1994 Plan. The 1994 Plan also provides non-employee directors with stock option grants according to an established formula and permits the discretionary grant of non-qualified options by the Compensation Committee to non-employee directors under certain circumstances.

The 1994 Plan affords us latitude in tailoring incentive compensation to support corporate and business objectives, to anticipate and respond to a changing business environment and competitive compensation practices and, in the case of options granted to non-employee directors, to strengthen further the non-employee directors' linkage with stockholder interests.

The following summary of the 1994 Plan is qualified by reference to the complete text of the 1994 Plan which is incorporated herein by reference.

Shares subject to Plan. The 1994 Plan currently allows for the issuance of shares of common stock as awards. Stockholder approval of Proposal 2 would increase the number of shares of common stock issuable as awards under the 1994 Plan to 6,600,000.

Administration. The Compensation Committee has exclusive discretion to select the Participants and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan except that the maximum number of shares subject to one or more Awards that can be granted to any participant in one taxable year of the Company is 400,000 shares. The decisions of the Committee are final and binding on all parties. The Committee must be structured at all times so that all of its members are "disinterested directors" as defined in SEC Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Compensation Committee, rights to these forms of contingent compensation will be forfeited if a Participant's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the 1994 Plan will not be transferable except by will or by laws of descent and distribution.

Awards. Under the 1994 Plan, Participants are granted incentive awards consisting of stock options, SARs, restricted stock, performance grants and other types of awards.

Stock Options. Participants are granted stock options which may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees. Stock options are rights to purchase a specified number of shares of common stock at a price fixed by the Compensation Committee. The option price may not be less than the fair market value of the underlying shares of common stock on the date of grant provided that the option price for incentive options granted to an employee who owns more than 10% of the common stock must be at least 110% of fair market value of the underlying common stock on the date of the grant. In the case of purchased stock options, a specified number of non-qualified stock options (with an option price as described above) are offered for grant to selected Participants in exchange for a purchase price, specified by the Compensation Committee, which is payable at the time of grant. Options generally expire not later than ten years after the date on which they are granted provided that an incentive option granted to an employee who owns more than 10% of the common stock must expire no more than five years after the date of grant. Options become exercisable at such times and in such installments as the Compensation Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, common stock, or the surrender of another outstanding award or any combination thereof) as the Compensation Committee may determine. Federal income tax payable as a consequence of the exercise of such options is borne by the grantee.

The following provisions apply in the event of a Participant's termination of employment or service as a non-employee director. An employee who terminates employment other than for cause may exercise the option for 90 days (or the period determined by the Compensation Committee) after termination of employment. A non-employee director whose service on the Board terminates (other than for cause) may exercise the option for three years (or the period determined by the Committee) after termination of service. If a Participant terminates employment or service on account of disability (as defined in the Plan) or retires under an approved NaPro retirement program, the individual may exercise the option for three years (or the period determined by the Compensation Committee). If a Participant terminates employment or service on account of death, the Participant's executors, administrators, heirs or distributees, as the case may be, may exercise the option for one year after the Participant's death (or the period determined by the Compensation Committee). The Plan provides that, in all cases, an option may be exercised only to the extent that it was vested at the time of termination of employment or service or death unless the Compensation Committee provides otherwise and only during the term of the option. The Plan also provides that if a Participant who terminated employment on account of disability returns to employment or service within three years, the vesting determined by the Compensation Committee and the option term will be extended for a period equal to the period of time the Participant was absent from employment or service on account of the disability; however, the term of an incentive option will not be extended.

SARs. SARs may be granted alone, or a holder of an option or other award may be granted a related SAR, either at the time of grant or by amendment thereafter. Upon exercise of a SAR, the holder must surrender the SAR and surrender, unexercised, any related option or other award, and the holder will receive in exchange, at the election of the Compensation Committee, cash or common stock or other consideration, or any combination thereof, equal in value to (or, in the discretion of the Compensation Committee, less than) the difference between the exercise price or option price per share and the fair market value per share of common stock on the last business day preceding the date of exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised. SARs terminate when the Participant terminates employment or service except that (1) if the Participant terminates on account of disability or under an approved NaPro retirement program, the Participant may exercise the SAR for three years (or the period determined by the Compensation Committee) after termination and (2) if the Participant dies, the SAR may be exercised for one year (or other period determined by the Compensation Committee) after the Participant's death. The SAR may be exercised only to the extent that it was vested at the time of termination or death unless the Compensation Committee provides otherwise and only during the term of the SAR.

Restricted Stock Awards. A restricted stock award is an award of a specified number of shares of common stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Compensation Committee. During the restriction period, the Participant generally has the right to vote and receive dividends on the shares. If the Participant's employment or service terminates prior to the end of the restriction period, the Participant's rights to the restricted stock will terminate, except that if the termination is on account of death, disability, or retirement under an approved retirement program, the Compensation Committee may cancel the restrictions to any or all shares of restricted stock.

Performance Grants and Other Awards. Performance grants are awards with a final value, if any, that is determined by the degree to which specified performance objectives have been achieved during an award period set by the Compensation Committee, subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives are based on various measures of performance, including, without limitation, measures of industry, Company, unit or Participant performance, or any combination of the foregoing, as the Compensation Committee may determine. The Compensation Committee may make such adjustments in the computation of any performance measure as it may deem appropriate. A target value of an award will be established (and may be amended thereafter) by the Compensation Committee and may be a fixed dollar amount, an amount that varies from time to time based on the value of a share of common stock, or an amount that is determinable from other criteria specified by the Compensation Committee. Payment of the final value of an award will be made as promptly as practicable after the end of the award period or at such other time or times as the Compensation Committee may determine. If the Participant terminates employment or service before the end of the award period, the award may be canceled or the value of the award may be paid in whole or in part as the Compensation Committee determines. The 1994 Plan permits the grant of any other type of incentive compensation award determined by the Compensation Committee to be consistent with the purposes of the 1994 Plan.

Awards to Non-Employee Directors. The 1994 Plan provides that each person who is not an employee of ours or any of our subsidiaries and who (i) is elected or re-elected as a director of ours at an annual meeting of our stockholders, (ii) continues service as a director of ours after an annual meeting of our stockholders at which the director is not subject to re-election, or (iii) is appointed as a director of ours in accordance with our Bylaws following an annual meeting of our stockholders (each, an "Eligible Director"), will receive, on the next business day following each such election or appointment, a non-qualified option to purchase a specified number of shares of common stock. Currently, non-employee directors are entitled to receive an option for 10,000 shares of common stock under such automatic provisions. The 1994 Plan also provides for automatic annual grants of options to purchase 10,000 shares of common stock to the chair of the Audit, Compensation, Strategic Planning, and Research and Development Committees of the Board of Directors. The 1994 Plan also provides for an automatic grant of non-qualified stock options to purchase 7,500 shares of common stock to each member of the Research and Development Committee upon his or her appointment to that committee, and an automatic grant of non-qualified stock options to purchase 3,000 shares of common stock to a member who continues service on the Research and Development Committee after an initial meeting of our stockholders. If elected at an annual meeting of stockholders, each option then granted to a non-employee director will have an option price equal to the fair market value of our common stock on the date of grant, will become exercisable in full on the later of six months following the grant date or the business day next preceding the date of the annual meeting of our stockholders immediately following the date of the grant. All such options will have a term of ten years from the date of grant. The 1994 Plan also provides for the discretionary grant of non-qualified options by the Compensation Committee to non-employee directors under certain circumstances.

Liquidation; Changes in Control; Mergers. Upon our liquidation or dissolution, all outstanding awards under the 1994 Plan will terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Compensation Committee. Upon certain events, including (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act but excluding us and any subsidiary and any employee benefit plan sponsored or maintained by us or any of our subsidiaries (including any trustee of such plan acting as trustee), directly or indirectly, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of ours representing 25% or more of the combined voting power of our then outstanding securities; (ii) individuals who at the beginning of any 12-month period constituted the Board ceasing for any reason other than death to constitute a majority of such Board; or (iii) approval by our stockholders of a transaction involving our acquisition by an entity other than us or any subsidiary through purchase of assets, by merger, or otherwise, (A) any SARs and any options will become immediately exercisable in full; (B) restrictions and deferral limitations applicable to any restricted stock and other awards payable in shares of common stock will lapse and become immediately exercisable in full; (C) generally, outstanding performance grants will become vested and will be paid out based on the prorated target results for the awards period in question unless the Committee provides otherwise before the change in control; and (D) generally, the value of all outstanding options, SARs, restricted stock, performance grants and any other type of award payable in shares of common stock will be cashed out.

Amendment and Termination. The Board may amend or suspend the 1994 Plan in whole or in part at any time provided that stockholder approval is obtained where failure to obtain such approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3 under the Exchange Act and with other applicable law. The 1994 Plan terminates upon the earlier of (1) the adoption of a Board resolution terminating the Plan, or (2) ten years from June 16, 1994, unless extended for up to an additional five years by action of the Board of Directors. No amendment or termination of the Plan may materially affect any rights of a Participant with respect to any award without the written consent of the Participant except where, in the Compensation Committee's discretion, it determines that significant changes in the Participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, account or cost/benefit conditions have had or will have a substantial effect on the performance of us or any of our subsidiaries or affiliates.

Federal Income Tax Consequences of the Grant and Exercise of Options Under the 1994 Plan. The tax consequences applicable to us and to a Participant in the 1994 Plan in connection with options granted to a participant are complex and depend, in large part, on the surrounding facts and circumstances. The following brief summary of certain significant United States federal income tax consequences under existing law of the 1994 Plan is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Under the Code, the grant of a stock option does not result in taxable income to the optionee or any tax deduction to us. However, the transfer of common stock of ours to an optionee upon exercise of an option may or may not give rise to taxable income to the optionee and tax deductions to us, depending upon whether or not the option is an incentive stock option or non-qualified option.

In general, a Participant will not recognize any income upon the exercise of an incentive stock option, and we will not be entitled to a tax deduction on account of such exercise. However, a Participant could be subject to the alternative minimum tax upon exercise for the year in which the option was exercised. If the Code requirements relating to the holding periods for stock acquired on exercise of an incentive stock option have been satisfied, a Participant who acquires common stock upon the exercise of his or her incentive stock option will recognize any gain or loss realized upon the sale of such stock as capital gain or loss, but we will not be entitled to any tax deduction on account of such sale. If such holding period requirements are not satisfied with respect to such stock acquired on exercise of an incentive stock option, the sale of the stock will result in ordinary compensation income being recognized by the Participant in an amount equal to the excess, with certain adjustments, of the fair market value of the underlying stock on the date of exercise, or, if less, the sale price over the option price and we will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and necessary expense and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code. Any additional gain realized by such Participant on such a sale of his or her stock will be a capital gain. If the total amount realized upon such a sale is less than the exercise price of the incentive stock option, the difference will be a capital loss to such Participant.

In the case of a non-qualified option, a Participant generally will recognize ordinary compensation income upon the exercise of such option in the amount equal to the excess of the fair market value of the underlying stock on the date of exercise over the option price, and we will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and necessary expense and reasonable compensation requirements for deductibility and that the deduction is not limited to Section 162(m) of the Code. In the case of employees, the compensation income is subject to wage withholding. If, however, the sale of our common stock at a profit would subject the Participant to liability under Section 16(b) of the Exchange Act, the Participant will recognize compensation income equal to the excess of (i) the fair market value of such common stock on the earlier of the date that is six months after the date of exercise or the date the Participant can sell the common stock without liability under Section 16(b) over (ii) the exercise price. The Participant can make an election under Section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. A Participant will recognize as capital gain or loss any profit or loss realized on the sale or exchange of any such shares disposed of or sold.

Under Section 162(m) of the Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our chief executive officer or any one of the other four highest paid executive officers employed by us on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by our stockholders, is not subject to this limitation on deductibility. We have structured the stock option and SAR portions of the 1994 Plan with the intention that compensation resulting therefrom would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. The 1994 Plan allows the Committee discretion to award restricted stock and other stock-based awards that are intended to be qualified performance-based compensation. Bonuses and other compensation payable in stock under the 1994 Plan are not intended to qualify as performance-based compensation.

1998 Stock Incentive Plan

In March 1998, our Board of Directors adopted the 1998 Stock Option Plan without the approval of our stockholders. Effective January 1, 2001, the 1998 Stock Option Plan was amended and renamed the 1998 Stock Incentive Plan (the "1998 Plan"). In September 2001, the 1998 Plan was amended again by the Board of Directors. The purpose of the 1998 Plan is to advance our interests and our stockholder's interests by providing incentives to certain employees and to other individuals who contribute significantly to our long-term performance and growth. The 1998 Plan allows us to respond to competitive compensation practices as well as to encourage the alignment of the interests of our stockholders, employees, and significant contributors. Except as described below, in September 2001 the Board of Directors amended the terms of the 1998 Plan to correspond to the terms of the above summarized 1994 Plan.

The following summary of the 1998 Plan is qualified by reference to the complete text of the 1998 Plan which is incorporated herein by reference:

Shares Subject to the 1998 Plan. The 1998 Plan currently allows for the issuance of shares of common stock as awards. There are presently 1,425,000 shares of common stock issuable as awards under the 1998 Plan.

Types of Awards. The types of awards authorized for granting include stock options, SARs, restricted stock, and performance grants, as described above under the 1994 Plan.

Eligibility; Awards to Officers and Non-Employee Directors. The 1998 Plan does not authorize the granting of awards to our corporate officers or non-employee directors, and therefore these individuals are not eligible to receive awards under the 1998 Plan. Only employees and certain significant contributors of ours are eligible to receive awards under the 1998 Plan.

Amendment and Termination. The Board may amend, suspend or terminate the 1998 Plan in whole or in part at any time by the adoption of a resolution of the Board authorizing such action. Stockholder approval is not required for such amendment, suspension, or termination.

For further information regarding the 1998 Stock Incentive Plan, please see the notes to our most recent financial statements filed on Form 10-K with the SEC on March 31, 2002.

Vote Required and Board Recommendation

Proposal 2 requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as negative votes.  Broker non-votes will not be counted in determining whether Proposal 2 has been approved. If the amendment is not approved by the stockholders, our 1994 Plan will continue in effect without the proposed amendments.

Management and the Board of Directors recommend a vote FOR Proposal 2 to approve an amendment to the 1994 Plan.

Proposal 3: Amendments to our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares and Remove the Designation of Non-Voting Common Stock.

Background

The Board of Directors has determined that amending our Amended and Restated Certificate of Incorporation in the manner described below is advisable and is in the best interest of stockholders and recommends that our shareholders approve and adopt the proposed amendments. The proposed amendment would increase the number of authorized shares of the common stock from 45.0 million shares to 66.0 million shares, and remove non-voting common stock as a class of our designated common stock.

The proposed amendment is being recommended because the Board of Directors believes having shares authorized and available for issuance will provide us with greater flexibility in pursuing funding to meet our capital needs in the future. Additionally, since all the shares of outstanding non-voting common stock have been converted to common stock and there are no shares of non-voting common stock outstanding, the Board of Directors also believes that the non-voting class of our common stock should be removed from a designation as a class of common stock under the Amended and Restated Certificate of Incorporation.

Description of the Proposal

The proposed amendment to our Amended and Restated Certificate of Incorporation will increase the number of authorized shares of our common stock from 45.0 million to 66.0 million. As of April 30, 2002, 29,697,213 shares of common stock were outstanding, and approximately 5.1 million were reserved for issuance pursuant to our existing employee stock option plans and corresponding stockholder approval, leaving an amount of our authorized common stock that is insufficient for pursuing funding to meet our capital needs in the future. The proposed amendment would permit additional shares of common stock to be reserved for pursuing funding for possible acquisitions or to meet our future capital needs, as well as to be available for issuance upon exercise or conversion of outstanding options, warrants, and other convertible securities.

If Proposal 3 is approved, the newly authorized shares of common stock would have the same rights and privileges as the shares of common stock now authorized. The common stock has no preemptive rights. Once shares of common stock are authorized, the Board of Directors can issue shares of common stock without stockholder approval, except as may be required by law or regulations or by the rules of the Nasdaq National Market or any stock exchange on which our securities may then be listed. Adoption of Proposal 3 and issuance of the additional common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders. Additionally, if Proposal 3 is approved, non-voting common stock would no longer be a designated class of our common stock. If Proposal 3 is adopted, the amendment to our Amended and Restated Certificate of Incorporation will become effective upon filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

Although the Board of Directors would issue additional shares based on its judgment as to the best interests of ours and our shareholders, the issuance of additional shares would have the effect of diluting the relative voting power per share. It also could have the effect of diluting a shareholder's interest in us on an economic basis to the extent shares are issued at a price less than their fair value. Also, removing non-voting common stock designation from the Certificate of Incorporation could have the effect of limiting our ability to secure financing or to enter into certain types of financial transactions.

If Proposal 3 is approved, Section I of Article Four of the Amended and Restated Certificate of Incorporation will be amended, in pertinent part, to read as follows:

ARTICLE FOUR

I. AUTHORIZED SHARES

The Corporation shall have authority to issue 66,000,000 shares of capital stock, 64,000,000 of which shall be Common Stock, with a par value of $.0075 per share, and 2,000,000 of which shall be Preferred Stock, with a par value of $.001 per share.

Additional conforming changes will be made throughout our Amended and Restated Certificate of Incorporation to remove the non-voting class of our common stock.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock outstanding as of the Record Date is required to approve the proposed amendments to our Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

If the amendment is not approved by the shareholders, our Amended and Restated Certificate of Incorporation, which authorizes the issuance of 45.0 million shares of common stock and the issuance of non-voting common stock, will remain unchanged.

Management and the Board of Directors recommend a vote FOR Proposal 3 to approve amendments to our Amended and Restated Certificate of Incorporation.

Proposal 4: Ratification of Selection of Independent Auditors

The Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2002, and has further directed that management submit this selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Ernst & Young LLP, the Board of Directors will reconsider such selection. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as negative votes.  Broker non-votes will not be counted in determining whether Proposal 4 has been approved.

Audit Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for such fiscal year and for the review of our interim financial statements was $96,000.

Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2001, no fees were billed by Ernst & Young LLP for information technology consulting services.

All Other Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for professional services other than audit was $92,000.

The Audit Committee has determined that rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditors independence.

Management and the Board of Directors recommend a vote FOR Proposal 4 to ratify selection of Ernst & Young LLP as our independent auditors.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

By Order of the Board of Directors,

Patricia A. Pilia, Ph. D.
Secretary

Boulder, Colorado

June 17, 2002

Common Stock

NaPro BioTherapeutics, Inc.

Proxy Solicited by the Board of Directors

For the Annual Meeting of Stockholders to Be Held on July 16, 2002

The undersigned hereby appoints Leonard Shaykin, Sterling Ainsworth and Patricia Pilia, or any of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the "Annual Meeting") of Stockholders of NaPro BioTherapeutics, Inc. (the "Company") to be held on July 16, 2002, at 9:00 a.m. local time at the Raintree Plaza Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, and at any adjournments or postponements thereof, and to vote there all the shares of common stock, $.0075 par value per share, held of record by the undersigned at the close of business on May 20, 2002, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

X     Please mark your votes as in this example

1. ELECTION OF DIRECTORS: Nominees: Sterling Ainsworth, Marc Ostro.
            (to serve until 2005 Annual Meeting)

 [  ]  VOTE FOR ALL NOMINEES                 [  ] VOTE WITHHELD FROM ALL NOMINEES

To withhold authority to vote for any nominee, write that nominee's name on the space below.

___________________________

2. AMENDMENT TO THE COMPANY'S 1994 LONG-TERM PERFORMANCE INCENTIVE PLAN (THE "1994 PLAN") to increase the maximum number of shares of common stock issuable as awards under the 1994 Plan from 5,200,000 to 6,600,000.

FOR [  ]       AGAINST  [  ]           ABSTAIN [  ]

3. AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to increase the maximum number of shares of common stock issuable thereunder from 45,000,000 to 66,000,000, and to remove the designation of Non-Voting Common Stock therefrom.

FOR [  ]       AGAINST  [  ]           ABSTAIN [  ]

4. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

FOR [  ]       AGAINST  [  ]           ABSTAIN [  ]

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s)________________________________________________________________Date______________

Name (print): ______________________________________________________________

NOTE: Please sign this proxy as your name appears hereon, including the title "Executor," "Trustee," etc. if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.